Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-261902) pertaining to the NextNav Inc. 2021 Omnibus Incentive Plan, the NextNav Inc. 2021 Employee Stock Purchase Plan, and the NextNav Holdings, LLC 2011 Unit Option and Profits Interest Plan, as amended, of our report dated March 23, 2022, with respect to the consolidated financial statements of NextNav Inc. included in this Annual Report (Form 10-K) of NextNav Inc. for the year ended December 31, 2021.

/s/ Ernst and Young LLP

Tysons, Virginia

March 23, 2022